March 23, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Huttig Building Products, Inc. dated March 18, 2004, and have the following comments:

1.	We agree with the statements made in the first three paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

Deloitte & Touche LLP

cc: Mr. Thomas S. McHugh, Vice-President—Finance and Chief Finance Officer